EXHIBIT 99.1

PRESS RELEASE

ENERGY TRANSFER PARTNERS, L.P. ANNOUNCES THE CLOSING OF

$900 MILLION REVOLVING CREDIT FACILITY

Dallas, Texas - December 14, 2005 - Energy Transfer Partners, L.P. (NYSE:ETP) is pleased to announce that it has closed on a new $900 million, five-year revolving credit facility, sole lead arranged by Wachovia Capital Markets, LLC. The new credit facility, which replaces the Partnership’s existing $800 million credit facility, provides additional liquidity and a more favorable borrowing cost structure to the Partnership as well as an extension of the maturity date of the facility as compared to the facility it replaced.

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas transportation and storage operations include approximately 11,700 miles of natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. The Partnership is the fourth largest retail marketer of propane in the United States, serving more than 700,000 customers from 321 customer service locations in 34 states extending from coast to coast, with concentrations in the western, upper midwestern, northeastern, and southeastern regions of the United States.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com. For more information, please contact H. Michael Krimbill, President and Chief Financial Officer at 918-492-7272.